EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated July 12, 2001 with respect to the combined financial statements of GH Day Spas, Inc. and to all references to our Firm included in this Registration Statement.

Arthur Andersen LLP

Philadelphia, Pennsylvania,

May 13, 2002.